CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

OFI Funds Trust:

We consent to the use of our report dated June 22, 2018, with respect to the financial statements and financial highlights of OFI Pictet Global Environmental Solutions Fund, a series of OFI Funds Trust as of April 30, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

July 25, 2018